Exhibit 10.2

RELOCATION ALLOWANCE COMMITMENT

Effective Date:  September 1, 2022

In consideration of the relocation assistance provided and to be provided to or on behalf of Benjamin W. Jaenicke (“Jaenicke”) by CBL & Associates Management, Inc. (the “Company”) in an amount not to exceed $100,0000 (the “Relocation Allowance”) upon Jaenicke’s acceptance of employment with the Company as the Executive Vice President – Finance effective as of September 1, 2022, Jaenicke agrees to repay to the Company in full the amount of the Relocation Allowance paid to Jaenicke by the Company or paid by the Company on behalf of Jaenicke in the event Jaenicke voluntarily resigns from employment with the Company within two (2) years of the Effective Date hereof (ie, on or before September 1, 2024).

By signing below, Jaenicke acknowledges that this Relocation Allowance Commitment may be deemed a contingent note payable by Jaenicke to the Company that may be offset against any compensation otherwise due to be paid to Jaenicke on or following his voluntary resignation as set forth above.  By the Company’s execution below, the Company is agreeing to the terms of this Relocation Allowance Commitment, and the Company is agreeing that there will be -0- percent interest charged or accrued on any amounts that may be owed by Jaenicke hereunder. Any amounts of the Relocation Allowance that may be due to be paid by Jaenicke hereunder shall be based upon verified invoices or other evidences of payment or reimbursement by the Company. The Company likewise agrees that, notwithstanding any provision herein to the contrary, if Jaenicke’s employment is terminated (i) due to Jaenicke’s death or disability or (ii) voluntarily or involuntarily in the event of a merger, consolidation, sale of all or substantially all of the assets or “Change in Control”*1 of the Company and its affiliates, then, in any of such events, no amount of the Relocation Allowance will then be due and payable to the Company by Jaenicke or his estate or representatives.

In witness hereof, Jaenicke and the Company have executed this Relocation Allowance Commitment to be effective as of the Effective Date set forth hereinabove.

/s/ Ben Jaenicke

Ben Jaenicke

CBL & Associates Management, Inc.

By:	/s/ Jeffery V. Curry
Name:	Jeffery V. Curry
Title:	Chief Legal Officer

*[1]	“Change in Control” shall have the meaning set forth in the CBL & Associates Properties, Inc. 2021 Equity Incentive Plan.